Exhibit 32

CERTIFICATION

Pursuant to the requirements set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. § 1350, as adopted), John C. Martin, the Chief Executive Officer of Gilead Sciences, Inc. (the Company), and John F. Milligan, the Chief Financial Officer of the Company, each hereby certifies that, to the best of his knowledge:

1.   The Company’s Annual Report on Form 10-K for the period ended December 31, 2004, to which this Certification is attached as Exhibit 32 (the Annual Report), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.   The information contained in the Annual Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the periods covered by the Annual Report.

In Witness Whereof, the undersigned have set their hands hereto as of the 14th day of March, 2005.

Dated: March 14, 2005

/s/ John C. Martin	/s/ John F. Milligan
John C. Martin Chief Executive Officer	John F. Milligan Chief Financial Officer

This certification accompanies the Form 10-K to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Gilead Sciences, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-K), irrespective of any general incorporation language contained in such filing.